                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 4, 1998

    Notice is hereby given that an annual meeting of stockholders of In Home Heath, Inc. will be held at the Minneapolis Marriott City Center, 30 South 7th Street, Minneapolis, Minnesota on March 4, 1998 at 3:30 o'clock p.m. Central Time for the following purposes:

        1. To elect five directors;

        2. To ratify the selection of independent public accountants for the Company for the current fiscal year; and

        3. To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on January 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Thomas R. Gross

                                          Thomas R. Gross, Secretary

Minneapolis, Minnesota
January 30, 1998

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Proxies are revocable at any time prior to the time they are voted, and stockholders who are present at the Meeting may withdraw their proxies and vote in person if they so desire.

                                PROXY STATEMENT
                                  INTRODUCTION

    This Proxy Statement is furnished to the stockholders of In Home Health, Inc. (the "Company") in connection with the Board of Directors' solicitation of proxies to be voted at the annual meeting of stockholders to be held on March 4, 1998, or any adjournment thereof (the "Meeting"). The mailing of this Proxy Statement to stockholders commenced on or about January 30, 1998.

    All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by telegraph or by mail. The Company's principal offices are located at 601 Carlson Parkway, Suite 500, Minnetonka, Minnesota 55305 and its telephone number is
(612) 449-7500.

    Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation in person at the Meeting; but if not so revoked, the shares represented by such proxy will be voted in the manner directed by the stockholder. If no direction is made, proxies received from stockholders will be voted "for" the proposals set forth in the Notice of Meeting.

    Only stockholders of record at the close of business on January 16, 1998 will be entitled to vote at the meeting. As of such date, the Company had outstanding 16,398,781 shares of common stock, par value $.01 per share (the "Common Stock") and 200,000 shares of Series A Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to 50 votes on each of the matters brought before the Meeting. The holders of Common Stock and Preferred Stock vote together as a single class on all issues presented to the holders of Common Stock or as to which the holders of Common Stock are entitled to vote upon. In addition, the holders of Preferred Stock are entitled to vote as a separate class on (i) all matters as to which such holders are entitled to vote under the Minnesota Business Corporation Act, (ii) any amendment, alteration or repeal of any provision of the Company's Articles of Incorporation or the Certificate of Designation filed with respect to the Preferred Stock, and (iii) any proposed creation of a class or series of preferred stock ranking on a parity with the Preferred Stock as to dividends or on liquidation.

    The Company's articles of incorporation exclude cumulative voting. Thus ManorCare Health Services, Inc., which controls approximately 64% of the voting power of the Company's stockholders, is able to effectively control the outcome of any stockholder votes, including the election of directors. ManorCare Health Services, Inc. acquired all of the 200,000 shares of Preferred Stock which are outstanding and 6,750,000 shares of Common Stock on October 24, 1995 pursuant to a Securities Purchase and Sale Agreement between the Company and ManorCare Health Services, Inc. dated as of May 2, 1995, as amended (the "Purchase Agreement").

    The presence, in person or by proxy, of the holders of a majority of the voting power of all shares of the Company entitled to vote at the Meeting will constitute a quorum for the transaction of business. Under Minnesota law, if the shares present and entitled to vote on an item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Meeting will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the stockholders. Therefore abstentions are effectively a vote against the proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1997 all
Section 16(a) filing requirements applicable to its insiders were complied with.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table presents information provided to the Company as to the beneficial ownership of Common Stock as of December 1, 1997 by persons known to the Company to hold 5% or more of such stock and by all current directors, nominees, the Named Executive Officers from the table on page 7 and all directors, nominees, and executive officers as a group. All shares represent sole voting and investment power, unless indicated to the contrary.

                                                                                     AMOUNT AND NATURE               PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                              OF BENEFICIAL OWNERSHIP           VOTING POWER
--------------------------------------------------------------------------------  -----------------------           ------------
ManorCare Health Services, Inc. (1).............................................        22,750,000(2)                  70.2%
BankAmerica Corporation (7).....................................................         1,743,300                     10.6%
Wolfgang von Maack (3)(4).......................................................            31,000(6)                  *
Mark L. Gildea (3)..............................................................            54,000(5)                  *
Thomas R. Gross (3).............................................................            54,290(5)                  *
Jeffrey M. Jasnoff (3)..........................................................             6,000(5)                  *
James J. Lynn (4)...............................................................           104,408(5)                  *
Donald C. Tomasso (4)...........................................................                 0(6)                  *
Joseph R. Buckley (4)...........................................................                 0(6)                  *
James H. Rempe (4)..............................................................                 0(6)                  *
All Directors and Executive Officers as a Group (7 persons).....................           208,241(5)(6)                1.3%

------------------------

*   Less than one percent

(1) ManorCare Health Services, Inc.'s address is 11555 Darnestown Road, Gaithersburg, Maryland 20878.

(2) ManorCare Health Services, Inc. holds of record 6,750,000 shares of Common Stock, 200,000 shares of Preferred Stock (which are presently convertible into 10,000,000 shares of Common Stock) and currently exercisable warrants to purchase 6,000,000 shares of Common Stock at an exercise price of $3.75 per share expiring on October 24, 1998.

(3) Named Executive Officer of the Company from the table on page 7.

(4) Director nominated for re-election.

(5) Includes 54,000 shares for Mr. Gildea, 45,000 shares for Mr. Gross, 6,000 shares for Mr. Jasnoff, 81,000 shares for Mr. Lynn, and 198,374 shares for all directors and officers as a group which may be acquired pursuant to stock options which are presently exercisable or become exercisable within sixty days of December 1, 1997.

(6) Each of Messrs. von Maack, Tomasso, Buckley and Rempe are officers of ManorCare Health Services, Inc., and as such may be considered to control the shares held by ManorCare Health Services, Inc.; each disclaims beneficial ownership of such shares.

(7) BankAmerica Corporation's address is 555 California Street, San Francisco, CA 94104.

    The following table also sets forth, as of December 1, 1997, the amount of Manor Care, Inc. Common Stock beneficially owned by the current directors, nominees, the Named Executive Officers from the table on page 7 and all directors, nominees and named executive Officers as a group.

                                                                                   NUMBER OF SHARES OF
                                                                                    MANOR CARE, INC.
                                                                                      COMMON STOCK       PERCENT OF
NAME OF BENEFICIAL OWNER                                                           BENEFICIALLY OWNED     CLASS(1)
---------------------------------------------------------------------------------  -------------------  -------------
Wolfgang von Maack...............................................................         111,609(2)          *
Mark L. Gildea...................................................................               0             *
Thomas R. Gross..................................................................               0             *
Jeffrey M. Jasnoff...............................................................               0             *
James J. Lynn....................................................................               0             *
Donald C. Tomasso................................................................         156,059(3)          *
Joseph R. Buckley................................................................         122,910(4)          *
James H. Rempe...................................................................         159,016(5)          *
All Directors and Executive Officers as a group (7 persons)......................         549,594(6)          *

------------------------

*   Less than 1%

(1) Percentages are based on 63,612,924 shares outstanding on December 1, 1997 plus shares which would be issued assuming that the person exercised all options which are exercisable within 60 days thereafter.

(2) Includes 107,067 shares which Mr. von Maack has the right to acquire pursuant to stock options which were exercisable on December 1st or 60 days thereafter, and 586 and 656 shares, respectively, which Mr. von Maack has the right to receive upon termination of employment with the Company pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan (based upon a report of each plan's trustee as of October 31, 1997).

(3) Includes 40 shares held by adult children of Mr. Tomasso who share the same household. Beneficial ownership of such shares is disclaimed. Also includes 148,618 shares which Mr. Tomasso has the right to acquire pursuant to stock options which were exercisable on December 1 of 60 days thereafter, and 327 and 574 shares, respectively, which Mr. Tomasso has the right to receive upon termination of employment with the Company pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan (based upon a report of each plan's trustee as of October 31, 1997).

(4) Includes 121,701 shares which Mr. Buckley has the right to acquire pursuant to stock options which were exercisable on December 1 or 60 days thereafter, and 668 and 541 shares, respectively, which Mr. Buckley has the right to receive upon termination of employment with the Company pursuant to the terms of the 401(k) Plan and the Nonqualified Savings Plan (based upon a report of each plan's trustee as of October 31, 1997).

(5) Includes 24,510 shares which Mr. Rempe has the right to acquire pursuant to stock options which were exercisable on December 1 or 60 days thereafter.

(6) Includes a total of 401,896 shares which the officers, directors and nominees included in the group have the right to acquire pursuant to stock options which are presently exercisable or become exercisable within 60 days after December 1, 1997, and a total of 1,581 shares and 1,771 shares, respectively, which such officers have the right to receive upon termination of employment from Manor Care, Inc. pursuant to the terms of Manor Care, Inc.'s 401(k) Plan and Nonqualified Savings Plan.

                           EXECUTIVE COMPENSATION AND
                               OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the fiscal years ending September 30, 1997, 1996 and 1995, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Wolfgang von Maack, the Company's Chief Executive Officer as of September 30, 1997, to Mark L. Gildea, the Company's Chief Executive Officer for a period in the fiscal year ended September 30, 1997, to each of the other two most highly compensated executive officers of the Company, other than Mr. von Maack and Mr. Gildea, each of whose total cash compensation exceeded $100,000 during fiscal 1997 (the "Named Executive Officers") in all capacities in which they served. Certain columns prescribed by Securities and Exchange Commission proxy regulations have not been included in this table because the information called for therein is not applicable to the Company or the Named Executive Officers for the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG TERM
                                                                                                  COMPENSATION
                                                                                                  ----------
                                                    ANNUAL COMPENSATION                             STOCK
                                -----------------------------------------------------------         OPTION        ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY             BONUS               OTHER            SHARES(#)     COMPENSATION
------------------------------  -----  -------------      ------------       --------------       ----------   ---------------
Wolfgang von Maack (1)........   1997  $      61,500(2)        --            $        6,336(3)       --            --
  Chief Executive Officer;       1996       --                 --                  --                --            --
  President                      1995       --                 --                  --                --            --
Mark L. Gildea (4)............   1997        136,500           --                    24,188(5)     150,000         --
  Chief Executive Officer        1996        184,875(6)   $     22,715(7)           271,221(8)     120,000         --
                                 1995       --                 --                  --                --            --
Thomas R. Gross...............   1997        116,070           --                    28,586(9)      30,000         --
  Executive Vice President       1996        108,275           --                     (10)          20,000         --
  Chief Financial Officer        1995        102,000           --                     (10)          10,000         --
Jeffrey M. Jasnoff (11).......   1997        117,077           --                    20,069(12)     30,000         --
  Vice President--Human          1996        116,408(13)         8,724(14)            (10)          30,000         --
  Resources                      1995       --                 --                  --                --            --

------------------------

(1) Wolfgang von Maack was named acting Chief Executive Officer effective May 15, 1997. Effective June 6, 1997, Mr. von Maack was named President and Chief Executive Officer and was elected a director of the Company.

(2) Consists of 75% of Mr. von Maack's salary paid by ManorCare Health Services, Inc. and reimbursed by the Company.

(3) Consists of $2,646 of automobile expenses paid by ManorCare Health Services, Inc. and reimbursed by the Company and $3,690 of miscellaneous expenses paid by ManorCare Health Services, Inc. and reimbursed by the Company.

(4) Mark L. Gildea was named the Company's Chief Executive Officer effective October 24, 1995. Effective May 15, 1997, Mr. Gildea resigned as Chief Executive Officer and director of the Company.

(5) Consists of $6,733 of relocation expenses, $6,825 of automobile expenses, and $10,630 of accrued vacation payout.

(6) Includes $65,625 of salary paid by ManorCare Health Services, Inc. and reimbursed by the Company.

(7) Consists of $22,715 paid by ManorCare Health Services, Inc. and reimbursed by the Company.

(8) Consists of $261,698 in relocation expenses, $7,762 of automobile expenses paid by ManorCare Health Services, Inc. and reimbursed by the Company and $1,761 of miscellaneous expenses.

(9) Consists of $18,314 of life insurance expenses, $8,525 of automobile expenses and $1,747 of miscellaneous expenses.

(10) Other annual compensation in this fiscal year for the named executive officer was less than 10% of the total salary and bonus.

(11) Jeffrey M. Jasnoff was named the Company's Vice President--Human Resources effective January 16, 1996 and resigned from the Company on September 30, 1997.

(12) Consists of $8,525 of automobile expenses, $9,637 of accrued vacation payout, and $1,907 of miscellaneous expenses.

(13) Includes $50,377 of salary paid by ManorCare Health Services, Inc. and reimbursed by the Company.

(14) Consists of $8,724 paid by ManorCare Health Services, Inc. and reimbursed by the Company.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options under the Company's 1995 Stock Option Plan to the four Named Executive Officers of the Company identified on the table on page 7 as of the end of the last fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------------
                                          % OF                                          POTENTIAL REALIZABLE
                                          TOTAL                                           VALUE AT ASSUMED
                                         OPTIONS                                               ANNUAL
                                         GRANTED                                           RATES OF STOCK
                                           TO                    MARKET                  PRICE APPRECIATION
                                        EMPLOYEES   EXERCISE     PRICE                  FOR OPTION TERM (1)
                               OPTIONS  IN FISCAL     PRICE     ON DATE    EXPIRATION   --------------------
            NAME               GRANTED    YEAR      PER SHARE   OF GRANT      DATE       5% (2)    10% (3)
-----------------------------  -------  ---------   ---------   --------   ----------   --------  ----------
Wolfgang von Maack...........        0    --           --          --         --           --         --
Mark L. Gildea...............  150,000    19.89%     $1.8125    $ 1.8125     11/5/06(4) $179,975  $  433,295
Thomas R. Gross..............   30,000     3.98%      1.8125      1.8125     11/5/06      34,195      86,659
Jeffrey M. Jasnoff...........   30,000     3.98%      1.8125      1.8125     11/5/06(5)   34,195      86,659

------------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the Company's stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionee.

(2) A 5% per year appreciation in stock price from $1.8125 per share yields $2.9523 on the expiration date.

(3) A 10% per year appreciation in stock price from $1.8125 per share yields $4.7011 on the expiration date.

(4) Mark L. Gildea resigned as an officer of the Company effective May 15, 1997. As a term of his resignation, the expiration date of all outstanding options was set at December 5, 1998.

(5) Jeffrey M. Jasnoff resigned effective September 30, 1997 and all outstanding options issued to Mr. Jasnoff were canceled on December 29, 1997.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                             VALUE OF UNEXERCISED
                                                 VALUE                                       IN-THE-MONEY OPTIONS
                                               REALIZED                                           AT FY-END
                                             (MARKET PRICE    NUMBER OF UNEXERCISED        (BASED ON FY-END CLOSING
                                  SHARES      AT EXERCISE       OPTIONS AT FY-END            PRICE OF $1.813/SH)
                                 ACQUIRED    LESS EXERCISE  --------------------------  ------------------------------
             NAME               ON EXERCISE     PRICE)      EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
------------------------------  -----------  -------------  -----------  -------------  -------------  ---------------
Wolfgang von Maack............      -0-           -0-           -0-           -0-            -0-             -0-
Mark L. Gildea (1)............      -0-           -0-           24,000        84,000         -0-          $      29
Thomas R. Gross...............      -0-           -0-           39,000        51,000      $      15       $      30
Jeffrey M. Jasnoff (2)........      -0-           -0-            6,000        -0-            -0-             -0-

------------------------

(1) Mark L. Gildea resigned as director and officer of the Company effective as of May 15, 1997. In connection with such resignation, the expiration date of his options was extended to December 5, 1998.

(2) Jeffrey M. Jasnoff resigned from the Company on September 30, 1997.

EMPLOYMENT AGREEMENTS

    Pursuant to the terms of the Purchase Agreement with ManorCare Health Services, Inc. on May 2, 1995, the Company entered into a two year employment agreement with James Lynn under the terms provided in the Purchase Agreement. Mr. Lynn's employment agreement was extended during fiscal 1997 to October 24, 1998 and requires Mr. Lynn to provide 60 to 80 hours of human resources/training services for the Company each month, for which he is compensated at a rate of $90,000 per annum. Mr. Lynn is also eligible to receive annual bonuses based on the Company's financial performance up to a maximum amount equal to 50% of his base salary. Mr. Lynn is also entitled to participate in the Company's benefit plans or programs otherwise available to executives of the Company. Pursuant to Mr. Lynn's employment agreement, he was granted options to purchase 50,000 shares of Common Stock at an exercise price of $3.0938 per share, which was the fair market value of the Common Stock on the date of grant. These options immediately vested upon the grant thereof, are currently exercisable and have a term of 10 years from the date of grant, provided, however, that the options will expire within three months after termination of employment.

    The employment agreement with Mr. Lynn has a severance provision designed to pay to the employee severance payments equal to the amount due for the remaining term of the applicable employment agreement if such employee's employment is terminated due to death, disability or resignation or retirement of the employee for "Good Reason". "Good Reason" is defined to include any request that the employee permanently relocate to a location not in the Minneapolis, Minnesota metropolitan area or a failure or refusal by the Company to provide duties for the employee to perform which are consistent with such employee's position.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1997, the Compensation Committee included Donald C. Tomasso, Joseph R. Buckley and James H. Rempe. Each of these individuals is an officer of ManorCare Health Services, Inc., the owner of a majority of the voting power of the stockholders of the Company, although none of them are directly or indirectly compensated by the Company.

BOARD COMPENSATION COMMITTEE REPORT

    Decisions on compensation of the Company's executives for fiscal 1997 were made by the Compensation Committee of the Board, which consisted during fiscal 1997 of Messrs. Tomasso, Buckley and Rempe. All decisions by the Compensation Committee for fiscal 1997 were reviewed by the full Board, except for decisions about awards under certain of the Company's stock-based compensation plans, which were reviewed solely by the Committee in order for the grants or awards under such plans to satisfy SEC Rule 16b-3. This report describes the Compensation Committee's policies for fiscal 1997 as they affected Mr. Gildea, Mr. Jasnoff and Mr. Gross (collectively, the "Senior Executives"), who are named in the table on page 7 as the Company's most highly paid officers in fiscal 1997.

CASH COMPENSATION POLICIES FOR SENIOR EXECUTIVES

    The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation, integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The overall cash compensation of Senior Executives is intended to be consistent with other publicly held companies in the health care industry that were selected as comparable because of comparable revenues and focus on providing health care services in the home.

    The compensation for each Senior Executive is set forth each year in a Management Incentive Plan that is approved by the Compensation Committee at the beginning of the fiscal year. Corporate officers other than the Senior Executives were also eligible for selection as participants in the Management Incentive Plan, but they typically receive a larger percentage of their compensation as base salary and a small percentage as bonuses. For the Senior Executives, the Management Incentive Plan for fiscal 1997 specified a base salary for each and a maximum bonus opportunity, which was 80% of base salary in the case of Mr. Gildea and 70% for the other Senior Executives. The bonus that each Senior Executive could earn for the fiscal year is mathematically determined by comparing the Company's actual revenue and net income with the plan for the fiscal year. There would be no bonus if results were less than 95% of plan, and receiving the maximum bonus would depend on the Company achieving 130% of plan.

FISCAL 1997 STOCK OPTION GRANTS

    For fiscal 1997, the Compensation Committee granted stock options to various executives. Stock options are intended to focus Senior Executives on long term Company performance which results in improvement in stockholder value and provides a significant earning potential to the executives. In order to direct the Senior Executives toward steady growth and to retain their services, incentive stock options vest over a five year period. The number of shares optioned to the various Senior Executives depends on the level and degree of responsibility of the position they hold.

OTHER COMPENSATION PLANS

    At various times in the past the Company has adopted certain broad-based employee benefit plans in which the Senior Executives have been permitted to participate and has adopted certain executive officer retirement, life and health insurance plans. Other than with respect to the Company's Employee Stock Purchase Plan, which allows the Company's employees to purchase shares of the Company's Common Stock through payroll deductions at a purchase price of the lower of 85% of the fair market value of the shares on the first day or the last day of the applicable period of the Plan, benefits under these plans are not directly or indirectly tied to Company performance.

CHIEF EXECUTIVE OFFICER'S FISCAL 1997 COMPENSATION

    The Compensation Committee based Mr. Gildea's cash compensation for fiscal 1997 in part on an analysis done by Future Sense Inc. of the compensation historically paid to the CEOs of thirteen publicly owned companies of comparable size in the health care industry. Furthermore, consistent with historical practice, the Compensation Committee established a bonus opportunity for Mr. Gildea that could have reached a maximum of 80% of base salary if the Company's performance for fiscal 1997 exceeded 130% of the Company's plan for the fiscal year. The bonus opportunity was also set such that if the Company's results were on plan, then Mr. Gildea's bonus would be at a level which would cause his total cash compensation to not exceed the average total cash compensation paid to the CEOs in the comparison group. As a result of the Company's fiscal 1997 performance being less than plan and Mr. Gildea's resignation during fiscal 1997, no bonus was paid to Mr. Gildea for fiscal 1997.

    In fiscal 1997, a stock option award of 150,000 shares was granted to the Mr. Gildea. The 1997 stock option was determined after reference to his current compensation and the practices of other companies of comparable size and operating characteristics, giving special consideration to the desirability of establishing a significant alignment of his long-term economic interests with those of the Company's shareholders.

    Mr. von Maack is a Senior Vice President of ManorCare Health Services, Inc. and his compensation is set by ManorCare Health Services, Inc. As part of the Administrative Services Agreement between the Company and Manor Care, Inc., the Company reimbursed Manor Care, Inc. for 75% of Mr. von Maack's total compensation.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS (AS CONSTITUTED DURING FISCAL 1997):

        Donald C. Tomasso        Joseph R. Buckley        James H. Rempe

                               PERFORMANCE GRAPH

    The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Board of Directors has approved the use of the Dow Jones Industry Group Index of Health Care Providers as its peer group index. The table below compares the cumulative total return as of the end of each of the Company's last five fiscal years on $100 invested in the Common Stock of the Company, the Dow Jones Industry Group Index of Health Care Providers and the NASDAQ Market Index, assuming the reimbursement of all dividends:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             IN HOME HEALTH, INC.        PEER GROUP INDEX        NASDAQ MARKET INDEX
1992                        $ 100.00                $ 100.00                    $ 100.00
1993                           82.05                  133.04                      130.05
1994                           47.44                  178.21                      137.62
1995                           63.46                  197.21                      167.10
1996                           44.87                  213.50                      195.08
1997                           37.18                  261.11                      265.16

              STRUCTURE AND FUNCTIONING OF THE BOARD OF DIRECTORS

MEETINGS; REMUNERATION

    The Board of Directors met ten times during fiscal 1997. Each director attended more than 75% of the meetings of the Board of Directors and the committees on which they serve. Non-employee directors receive annual retainers of $15,000 plus reimbursement of out-of-pocket expenses incurred in connection with attending Board meetings. For fiscal 1997, no directors received non-employee director's fees.

COMMITTEES

    The Board of Directors has an Audit Committee which consisted during fiscal 1997 of Mr. Buckley and Mr. Rempe (Chairman). The Audit Committee, among other things, determines audit policies, reviews external audit reports and reviews recommendations made by the Company's independent public accountants. During fiscal 1997 the Audit Committee met two times.

    The Board of Directors also has a Compensation Committee which consisted during fiscal 1997 of Mr. Tomasso (Chairman), Mr. Rempe and Mr. Buckley. During fiscal 1997 the Compensation Committee met six times.

    The Board of Directors also has a Nominating Committee which consisted during fiscal 1997 of Mr. Buckley and Mr. Lynn (Chairman). The Nominating Committee did not meet during fiscal 1997.

                                     ITEM I
                      NOMINATION AND ELECTION OF DIRECTORS

    The Board of Directors has fixed at five the size of the Board of Directors to be elected at the Meeting and has nominated its current members as the management slate for election to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. It is anticipated that proxies will be voted for the management slate, and that each nominee will serve if elected. Should any nominee be unable to serve, the persons named in the proxies may in their discretion vote for a substitute.

    The names and ages of the management slate of nominees, their principal occupations and other information is set forth below, based upon information furnished to the Company by the nominees. All of the nominees, except for Wolfgang von Maack, have been previously elected by the stockholders of the Company.

                                                                                                          DIRECTOR
NAME AND AGE                                                        OCCUPATION                              SINCE
------------------------------------------  -----------------------------------------------------------  -----------
Wolfgang von Maack (57)...................  President and Chief Executive Officer of the Company;              1997
                                            Senior Vice President, Healthcare Services of ManorCare
                                            Health Services, Inc.
James J. Lynn (55)........................  Director of Management Development of the Company and              1987
                                            President of Lynn & Associates (business consultant)
Donald C. Tomasso (52)....................  President, ManorCare Health Services, Inc.; Executive Vice         1995
                                            President, Manor Care, Inc.
Joseph R. Buckley (50)....................  Executive Vice President, ManorCare Health Services;               1995
                                            Executive Vice President, Manor Care, Inc.

                                                                                                          DIRECTOR
NAME AND AGE                                                        OCCUPATION                              SINCE
------------------------------------------  -----------------------------------------------------------  -----------
James H. Rempe (67).......................  Senior Vice President, General Counsel and Secretary of            1995
                                            each of Manor Care, Inc. and ManorCare Health Services,
                                            Inc.

BUSINESS EXPERIENCE; DIRECTORSHIPS

    Mr. von Maack has served as President and Chief Executive Officer of the Company since May 1997. He has also been Senior Vice President, Healthcare Services of ManorCare Health Services, Inc. since June 1990 and was Vice President, Operations of ManorCare Health Services, Inc. from March 1988 to June 1990.

    Mr. Lynn has been a director of the Company since 1987 and has served as Director of Management Development of the Company since October 1995. He served as Vice President--Marketing and Human Resources of the Company from April 1986 to April 1990. Since 1981 Mr. Lynn has been a principal of Lynn & Associates, a management consulting company of which Mr. Lynn is the founder and President.

    Mr. Tomasso is an Executive Vice President of Manor Care, Inc. and President of ManorCare Health Services, Inc. since September 1996, and previously as President, Long Term Care Division, of ManorCare Health Services, Inc. from February 1995 to August 1996, as President and Chief Operating Officer of ManorCare Health Services, Inc. from May 1991 to February 1995 and as a Director of ManorCare Health Services, Inc. since June 1991. He was Chairman and Chief Executive Officer of Vitalink Pharmacy Services, Inc. from February 1995 to February 1997 and Vice Chairman from September 1991 to February 1995. Mr. Tomasso was previously employed by Marriott Corporation for more than five years, including as Executive Vice President/General Manager of its Roy Rogers Division.

    Mr. Buckley has served as Executive Vice President of ManorCare Health Services, Inc. and Manor Care, Inc. since March 1996, Director of Vitalink since July 1996, and was President, Assisted Living Division of ManorCare Health Services, Inc. from February 1995 to March 1996, and Senior Vice President--Information Resources and Development of Manor Care, Inc. from June 1990 to February 1995. He previously served as Vice President--Information Resources of Manor Care, Inc. from July 1989 to June 1990 and as Vice President--Real Estate of Manor Care, Inc. from September 1983 to July 1989.

    Mr. Rempe has served as Senior Vice President, General Counsel and Secretary of Manor Care, Inc. since August 1981. He has served in the same capacity with ManorCare Health Services, Inc. since December 1980 and with Choice Hotels International, Inc. and its predecessors from February 1981 until November 1996. He is a Director of Vitalink Pharmacy Services, Inc. and served as its Secretary from January 1983 to January 1997.

CERTAIN TRANSACTIONS

    Each of Messrs. Tomasso, Buckley, Rempe and von Maack are executive officers of ManorCare Health Services, Inc, which beneficially owns shares constituting approximately 64% of the voting power of the Company's stockholders. The Company and ManorCare Health Services, Inc. entered into the Purchase Agreement as of May 2, 1995 and the transactions contemplated thereby were consummated on October 24, 1995. The Purchase Agreement contains extensive representations, warranties, covenants and other agreements between the Company and ManorCare Health Services, Inc. which extend beyond the consummation of the transactions contemplated therein. The Purchase Agreement also contemplates that the Company and ManorCare Health Services, Inc. may enter into agreements or arrangements which they deem prudent and mutually beneficial for the provision of services between them on terms that are fair to each party.

    Pursuant to the Purchase Agreement, the Company and ManorCare Health Services, Inc. entered into a Registration Rights Agreement covering the securities purchased by ManorCare Health Services, Inc. from the Company. ManorCare Health Services, Inc. has the right to require the Company to use its best efforts to register for sale in an underwritten public offering under the Securities Act of 1933, at the Company's expense, all or any portion of the Common Stock acquired by ManorCare Health Services, Inc., the Common Stock purchasable upon exercise of a warrant issued to ManorCare Health Services, Inc. or the Common Stock into which the Preferred Stock held by ManorCare Health Services, Inc. is convertible ("Registerable Securities"). The Company will not be entitled to sell its securities in any such registration for its own account without the consent of ManorCare Health Services, Inc. In addition, if the Company at any time seeks to register under the Securities Act of 1933 for sale to the public any of its securities, the Company must include, at ManorCare Health Services, Inc.'s request, ManorCare Health Services, Inc.'s Registerable Securities in the Registration Statement, subject to underwriter cutback provisions.

    Manor Care and the Company entered into an Administrative Services Agreement effective as of February 27, 1996, pursuant to which Manor Care provides the Company certain corporate, administrative and management services. The original term of the Agreement was retroactive to November 1, 1995 and expired on June 30, 1996. Thereafter, the term is on a quarter-to-quarter basis until terminated by either party upon 90 days prior written notice. Effective June 1, 1996, the total fees payable to Manor Care under the Administrative Services Agreement was reduced to $7,000 per month. A new Administrative Services Agreement was entered into on November 15, 1997. The original term of the Agreement was retroactive to June 1997. Under the terms of the Agreement, the Company pays Manor Care a fee of $24,583 per month. This includes $21,667 to pay for 75% of the Company's President and his staff and $2,916 for services rendered by Manor Care's legal, risk management, government relations, purchasing and reimbursement departments.

STOCKHOLDER NOMINATIONS

    Under the Company's Bylaws a stockholder who wishes to make a nomination at the Meeting of one or more persons for election as directors must give written notice of their intent to make such nominations to the Company's Secretary within 15 days after the date that the Notice of the Meeting was mailed. The notice must state: the name and address of record of the stockholder who intends to make the nomination; a representation that the stockholder is a holder of record of Company shares entitled to vote at the Meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; the name, age, business and residence address, and principal occupation or employment of each nominee; a description of all arrangements or understanding between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and the consent of each nominee to serve as a director of the corporation if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the Meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure and if he should so determine and declare to the Meeting, the effective nomination will be disregarded.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
              "FOR" ELECTION OF THE MANAGEMENT SLATE OF NOMINEES.

                                    ITEM II
                            APPROVAL OF ACCOUNTANTS

    Deloitte & Touche LLP, independent certified public accountants, have been the Company's auditors since 1984. They have been reappointed by the Board of Directors as the Company's auditors for the fiscal year ending September 30, 1998. Although stockholder approval is not required, the Board of Directors requests it. In the event the appointment should not be approved by the stockholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

    A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will be given the opportunity to make a statement and will be available to answer appropriate questions.

              THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
                  VOTE "FOR" RATIFICATION OF THE SELECTION OF
                             DELOITTE & TOUCHE LLP.

                                 OTHER BUSINESS

    The management of the Company knows of no matter other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

    Under the Company's Bylaws any stockholder who wishes to present proposals for stockholder action at the Meeting must give written notice to the Company's Secretary within 15 days after the date that the Notice of the Meeting was mailed. The notice must state a brief description of the other business proposed to be raised, the reason for conducting that business at the Meeting, the name and address of the stockholder proposing such business, the number of Company shares owned by the stockholder, and any material interest of the stockholder in the business.

    The proxy rules of the Securities and Exchange Commission permit stockholders, after timely notice to issuers, to present proposals for stockholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's next meeting of stockholders (for the fiscal year ending September 30, 1998) is expected to be held on or about March 1, 1999 and proxy materials in connection with that meeting are expected to be mailed on or about January 15, 1999. Any stockholder proposals prepared in accordance with the proxy rules for inclusion in the Company's proxy materials must be received by the Company on or before September 14, 1998.

    THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997 IS BEING MAILED TO STOCKHOLDERS WITH THIS PROXY STATEMENT. STOCKHOLDERS MAY RECEIVE WITHOUT CHARGE A COPY OF THE

COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO: IN HOME HEALTH, INC., 601 CARLSON PARKWAY, SUITE 500, MINNETONKA, MINNESOTA 55305, ATTENTION: INVESTOR RELATIONS, OR BY CALLING THE COMPANY AT
(612) 449-7500.

                                          By Order of the Board of Directors

                                          /s/ Thomas R. Gross

                                          Thomas R. Gross, Secretary

                          PROXY--IN HOME HEALTH, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                 MARCH 4, 1998

    The undersigned hereby appoints Wolfgang von Maack and Thomas R. Gross, or either one of them, as proxies with full power of substitution to vote all of the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of In Home Health, Inc. to be held March 4, 1998 at 3:30 p.m. at Minneapolis Marriott City Center, 30 South 7th Street, Minneapolis, Minnesota or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

(1)        ELECTION OF DIRECTORS
           / /  FOR all nominees listed below                         / /  WITHOUT AUTHORITY to vote
                (except as indicated below)                                for all nominees listed below

           Wolfgang von Maack, James J. Lynn, Donald C. Tomasso, Joseph R. Buckley and James H. Rempe.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above.)

(2)        PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE, LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS

           / /  For                                / /  Against                            / /  Abstain

(3)        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meetings.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1) AND (2) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

    PLEASE DATE AND SIGN exactly as your name(s) appears below indicating, where proper, the official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

                                         Dated _____________________, 1998
                                         ---------------------------------------
                                         Signature of Stockholder
                                         ---------------------------------------
                                         Signature of Stockholder
                                         (if joint signature is required)